Back to Form 8-K

June 7, 2006

Heath Schiesser
5416 Avenue Simone
Lutz, Florida 33558

Dear Heath:

On behalf of Comprehensive Health Management, Inc. (the “Company”), a member of the WellCare group of companies, this letter will confirm our offer of continued employment with the Company on the following terms:

Position and Duties: Your new position with the Company will be Senior Advisor, reporting to Jeff Potter, Vice President, Corporate Development. Your transition to this new role is effective on June 7, 2006. You will be expected to continue as a full-time employee though October 16, 2006. After October 16, 2006, your employment status will be reduced to part-time with your work schedule being mutually agreed upon with the Chief Executive Officer.

Location: Your principal place of employment will be our Tampa, Florida location, but you will be expected to undertake reasonable business travel, including to other locations in which we may operate.

Salary: You will receive a salary at the annual rate of $24,000, payable bi-weekly one week in arrears.

Equity Award: Subject to board approval, you will be granted options to purchase shares of common stock of WellCare Health Plans, Inc., valued at $300,000 on the date of grant using the Company’s standard valuation practices. This equity grant will vest in full on August 1, 2007 and be subject to the terms and conditions of the WellCare Health Plans, Inc. 2004 Equity Incentive Plan and our standard policies and practices. The form of option agreement is attached hereto as Annex 1. We would be glad to answer any questions you may have regarding the terms of these equity awards.

Benefits: You will continue to receive health and dental coverage generally offered to our associates in accordance with the Company’s applicable plans and policies, as may be in effect from time to time.

Travel Reimbursement: We will reimburse all reasonable travel expenses incurred in connection with the Company’s business, up to a maximum of $65,000 during the course of your continuing employment.

Indemnification: The Company shall continue to indemnify you to the fullest extent permitted under the Amended and Restated Certificate of Incorporation of WellCare Health Plans, Inc. and applicable law.

Other Agreements: This offer letter is contingent upon your signing of a Restrictive Covenant Agreement and standard Confidentiality Agreement, copies of which are attached hereto as Annex 2 and Annex 3, respectively. Provided you comply with the terms of these agreements, you will receive a lump-sum payment of $250,000 promptly upon expiration of the Non-Competition Period (as defined in the Restrictive Covenant Agreement).

Prior Agreements: This offer letter sets forth the entire agreement between us and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment, including, without limitation, that certain Amended and Restated Employment Agreement dated June 28, 2004, which is hereby terminated as a “voluntary resignation” as such term is defined therein. For the avoidance of doubt, all of your existing equity agreements shall continue in full force and effect pursuant to their respective terms.

You should be aware that your employment with the Company is for no specific period of time. As a result, either you or the Company are free to terminate our employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in a written agreement signed by you and the President of the Company.

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To accept this offer, please sign this letter and return it to my attention. This offer, if not accepted, will expire on June 8, 2006. If you have any questions concerning the terms of this offer, please call me at (813) 290-6316.

Sincerely,

        /s/ Todd S. Farha
Todd S. Farha,
President and Chief Executive Officer

I have read and agreed to this employment offer.

/s/ Heath Schiesser	6/7/06
Heath Schiesser	Date

WELLCARE HEALTH PLANS, INC.
2004 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR
HEATH SCHIESSER

Agreement

1.  Grant of Option. WellCare Health Plans, Inc. (the “Company”) hereby grants, as of June 8, 2006, to Heath Schiesser (the “Optionee”) an option (the “Option”) to purchase up to 28,600 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), at an exercise price per share equal to $48.50 (the “Option Price”). The Option shall be subject to the terms and conditions set forth herein. The Option was issued pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”), which is incorporated herein for all purposes. The Option is a Non-Qualified Stock Option, and not an Incentive Stock Option. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.

2.  Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3.  Exercise Schedule. Except as otherwise provided in Sections 6 and 7 of this Agreement, or in the Plan, the Option is exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a percentage of Shares as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the percentage of Shares granted as indicated beside the date, provided that the Optionee’s employment or service with the Company and its Subsidiaries during the period beginning on June 8, 2006 (the “Vesting Commencement Date”) continues through and on the applicable Vesting Date:

Percentage of Shares	Vesting Date
100%	August 1, 2007

Notwithstanding anything contained herein to the contrary, once the Option has vested and become exercisable with respect to 100% of the Shares, then the Option shall be fully vested and the provisions of the preceding sentence shall cease to apply.

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the termination of the Optionee’s employment or service with the Company and its Subsidiaries, any unvested portion of the Option shall terminate and be null and void.

4.  Method of Exercise. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (which number must be a whole number), and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Option Price. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Option Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No Shares will be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.  Method of Payment. Payment of the Option Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (b) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the Options’ exercise, (c) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (d) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the Option which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the Option Price payable with respect to the portion of the Option being exercised or (e) by any combination of the foregoing.

In the event the Optionee elects to pay the Option Price pursuant to clause (b) above, (i) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (ii) the Optionee must present evidence acceptable to the Company that the Optionee has owned any such shares of Common Stock tendered in payment of the Option Price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (iii) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the Optionee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the Option Price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the Optionee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the Optionee to a brokerage account specified by the Company. When payment of the Option Price is made by delivery of Common Stock, the difference, if any, between the Option Price payable with respect to the portion of the Option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. The Optionee may not tender shares of Common Stock having a Fair Market Value exceeding the Option Price payable with respect to the portion of the Option being exercised (plus any applicable taxes).

In the event the Optionee elects to pay the Option Price pursuant to clause (d) above, (i) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (ii) the Optionee must present evidence acceptable to the Company that the Optionee has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the Option Price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the Option Price is made by withholding of Shares, the difference, if any, between the Option Price payable with respect to the portion of the Option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. The Optionee may not authorize the withholding of Shares having a Fair Market Value exceeding the Option Price payable with respect to the portion of the Option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under the Option.

6.  Termination of Optionee’s Service.

(a) Death or Disability. If the Optionee ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to the Optionee’s death or Disability, the portion of the Option that was exercisable on the date of such cessation shall remain so for a period of 180 days from the date of such death or Disability, but in no event after the expiration date provided in Section 7(a) below; provided that the Option shall immediately terminate and become null and void in the event that the Optionee engages in Competition during such 180 day period, unless the Optionee has received written consent to do so from the Company.

(b) Retirement. If the Optionee ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to the Optionee’s Retirement, the portion of the Option that was exercisable on the date of such cessation shall remain so for a period of 90 days from the date of such Retirement, but in no event after the expiration date provided in Section 7(a) below; provided that the Option shall immediately terminate and become null and void in the event that the Optionee engages in Competition during such 90 day period, unless the Optionee has received written consent to do so from the Company.

(c) Termination for Cause. If the Optionee’s employment or service as a director, officer or employee of, or other performance of services for, the Company or any Subsidiary is terminated for Cause, the Option shall expire and be forfeited immediately upon such termination, whether or not then exercisable.

(d) Other Termination of Service. If the Optionee ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary for any reason other than death, Disability, Retirement or Cause, the portion of the Option that was exercisable on the date of such cessation shall remain so for a period of 90 days after the date of such cessation, but in no event after the expiration date provided in Section 7(a) below; provided that the Option shall immediately terminate in the event that the Optionee engages in Competition during such 90 day period, unless the Optionee has received written consent to do so from the Company.

(e) Termination of Service Following a Change in Control. Notwithstanding the foregoing, if the Optionee ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary, and the Optionee’s service was terminated (i) by the Company without Cause, (ii) by reason of the Optionee’s death, Disability, or Retirement, or (iii) by the Optionee for Good Reason, within twelve months after there is a Change in Control of the Company, as defined in Section 2(c) of the Plan, then the Option shall be immediately fully exercisable and shall remain so for the applicable period following the Optionee’s termination of service, as described in this Section 6.

(f) Termination Without Cause. Notwithstanding anything to the contrary herein, if the Optionee is terminated by the Company without Cause prior to August 1, 2007, then the Option shall be immediately fully exercisable and shall remain so for a period of 90 days after the date of such cessation, but in no event after the expiration date provided in Section 7(a) below; provided that the Option shall immediately terminate in the event that the Optionee engages in Competition during such 90 day period, unless the Optionee has received written consent to do so from the Company.

7.  Other Termination of Option.

(a)  Expiration of Option. Notwithstanding anything to the contrary, any unexercised portion of the Option shall automatically and without notice terminate and become null and void on the seventh anniversary of the date as of which the Option is granted.

(b)  Cancellation by the Committee. Notwithstanding anything to the contrary, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c) of the Plan, the Committee may, in its discretion, (i) cancel the Option in consideration for payment to the Optionee of an amount equal to the portion of the consideration that would have been payable to the Optionee pursuant to such transaction if the Option had been fully exercised immediately prior to such transaction, less the aggregate Option Price that would have been payable therefor, or (ii) if the amount that would have been payable to the Optionee pursuant to such transaction if the Option had been fully exercised immediately prior thereto would be equal to or less than the aggregate Option Price that would have been payable therefor, cancel the Option for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

(c) Corporate Transactions. Notwithstanding anything to the contrary, to the extent not previously exercised, the Option shall terminate immediately in the event of the liquidation or dissolution of the Company.

8.  Transferability. Unless otherwise determined by the Committee, the Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

9.  No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

10.  No Right to Continued Employment or Service. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

11.  Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Delaware.

12.  Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

13.  Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at:

8735 Henderson Road
Renaissance Two
Tampa, FL 33634

or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

14.  Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) The Optionee will not recognize any income on receipt of the Option.

(b) The Optionee will recognize ordinary income at the time he exercises the Option equal to the amount by which the Fair Market Value of the Shares on the date of exercise exceeds the Option Price paid for the Shares. The amount so recognized is subject to federal withholding and employment taxes if the Optionee is an employee.

(c) The Optionee’s tax basis for the Shares received as a result of the exercise of the Option will be equal to the Fair Market Value of those Shares on the date of the exercise.

(d) Upon the sale of the Shares, the Optionee will recognize a capital gain or loss on the difference between the amount realized from the sale of the Shares and the Fair Market Value on the date of exercise. The gain or loss would be short- or long-term depending upon whether the Shares were held for at least one year after the date of exercise of the Option.

* * * * *

2

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 8th day of June, 2006.

COMPANY:
WELLCARE HEALTH PLANS, INC.
By:/s/ Todd S. Farha
Name: Todd S. Farha
Title: President and Chief Executive Officer

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option, and fully understands all provisions of the Option.

Dated: June 8, 2006	OPTIONEE:
/s/ Heath Schiesser Heath Schiesser

RESTRICTIVE COVENANT AGREEMENT

In consideration for, and as a condition precedent to, an offer of employment from, or continuing employment with, Comprehensive Health Management, Inc. or any of its subsidiaries or affiliates, including without limitation WellCare Health Plans, Inc. (“WCG”), WellCare of Florida, Inc., HealthEase of Florida, Inc., WellCare of New York, Inc., WellCare of Connecticut, Inc., WellCare of Louisiana, Inc., Harmony Health Plan of Illinois, Inc., WellCare of Georgia, Inc., WellCare of Ohio, Inc., Harmony Behavioral Health, Inc., WellCare Prescription Insurance, Inc., WellCare Pharmacy Benefits Management, Inc. and WellCare Insurance Agency, Inc. (hereinafter, the “Company Group”), and the issuance of certain options to purchase shares of common stock, par value $0.01 per share, of WCG, which I acknowledge and agree constitutes full and valid consideration, I hereby agree as follows:

1. Non-Competition; Non-Solicitation.

(a) For so long as I remain employed by the Company Group and for a period of one year thereafter (the “Non-Competition Period”), I will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) accept employment with, or otherwise provide any services on behalf of any entity (or any affiliate, subsidiary, division or other business unit of such entity) that provides managed care programs and/or services to individuals receiving benefits under any Medicare, Medicaid or S-CHIP government programs, including any prescription drug programs, within any state in which the Company Group is doing business at the time I cease to be employed by the Company Group. Notwithstanding the foregoing, I shall not be prohibited during the Non-Competition Period from acting as a passive investor where I own not more than two percent of the issued and outstanding capital stock of any publicly-held company.

(b) During the Non-Competition Period, I shall not, without the prior written consent of the Company Group, recruit, hire or solicit any employee or former employee (defined as any individual employed by the Company Group within six months of such solicitation, recruitment or offer of employment) of the Company Group or otherwise encourage any employee of any member of the Company Group to leave his or her employment with such entity.

(c) During the Non-Competition Period, I shall not solicit, attempt to compete for, or otherwise interfere in any way with the Company Group’s relationships with its employees, regulators, customers, providers, members or independent contractors.

2. Nondisparagement; No Communication Regarding the Company Group. I shall not, during the Non-Competition Period, talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding the Company Group. I shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company Group or its past or present employees, officers or other representatives.

3. Provisions Necessary and Reasonable. I acknowledge and agree that (a) the area of the business of the Company Group is national in scope; (b) the provisions of Sections 1 and 2 above are necessary and reasonable to protect the Company Group’s trade secrets, its existing and prospective business relationships, goodwill and other legitimate business interests; (c) in the event of any breach of any of the covenants set forth herein, the Company Group would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach; and (d) enforcement of the covenants set forth herein will not cause me to suffer substantial harm and that my skills, experience and abilities are transferable to other industries in which I anticipate being able to find employment during the Non-Competition Period.

4. Acknowledgment. I acknowledge and agree that I am employed at-will and further agree that nothing contained herein will entitle me to remain in the employment of the Company Group or affect the right of the Company Group to terminate my employment at any time for any reason. The Company acknowledges and agrees that, during all periods of my part-time employment with the Company, I will be free to accept alternative employment with others so long as such alternative employment does not (a) violate the terms of this Restrictive Covenant Agreement, including the provisions of Section 1 and 2 above or (b) otherwise conflict with my employment commitments and obligations to the Company Group.

5. Miscellaneous. (a) Should any provision of this Restrictive Covenant Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining provisions shall not be affected. (b) This Restrictive Covenant Agreement shall inure to the benefit of, and be enforceable by the Company Group and its successors and assigns. (c) This Restrictive Covenant Agreement is made and entered into in the State of Florida, and shall in all respects be interpreted and enforced under the internal laws of the State of Florida. I expressly agree that any action sought to enforce this Restrictive Covenant Agreement will be brought in the state or federal courts in Hillsborough County, Florida, and I expressly consent to the jurisdiction and venue of those courts for enforcement or interpretation of this Restrictive Covenant Agreement. (d) This Restrictive Covenant Agreement constitutes the entire agreement with respect to the subject matter hereof and this Restrictive Covenant Agreement shall supersede any prior written or oral agreements, understandings, or arrangements between the parties regarding any of the items addressed in the sections above. Any modifications to this Restrictive Covenant Agreement must be done in writing and signed by me and the Company Group.

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I hereby certify that I have read this Restrictive Covenant Agreement in its entirety and voluntarily executed it, as of the date written below.

/s/ Heath Schiesser
Name: Heath Schiesser
Date: June 8, 2006

CONFIDENTIALITY AGREEMENT

As a condition of my employment with Comprehensive Health Management, Inc., (the “Company”), I will not at any time during the term of my employment or after termination, directly or indirectly divulge, furnish, use, publish, or make accessible to any person or entity any confidential information (as defined herein and in subsequent policies and procedures of the Company), memos, letters, records, reports, privileged member medical records or personal information (i.e., social security numbers, age, gender, health data), schedules or other information prepared or which may come into my possession in the conduct of my job. Such data will remain the property of the Company and I will not retain or remove any copies for any purpose other than the conduct of the business of the Company.

In addition, upon termination of my employment, I will return all Company materials including, but not limited to, all printed material, all computer produced data either on disk or CD, letters, memos, brochures, schedules, and other Company property in an orderly manner.

The term “confidential information” means business, medical or personal information disclosed to me or known, learned, created or observed by me as a consequence of or through the conduct of my job at the Company. This includes but is not limited to computer data, manuals, printed materials, policies and procedures, financial information, member lists, provider personal data, provider lists, client lists, claims, member medical and personal information, personnel information and/or other information that I may use or be privy to during the tenure of my employment.

I recognize the sensitive nature of confidential information and agree to protect the interest of the Company and its members at all times. My actions will be consistent with the company-wide policy addressing confidentiality.

/s/ Heath Schiesser	6/7/06
Heath Schiesser	Date

This signed confidentiality agreement will be placed in the associate’s personnel file.